                                                                  EXHIBIT 10 (Z)














                    REVOLVING CREDIT AND SECURITY AGREEMENT

                                    between

                               BIRD INCORPORATED

                                      and

                              FLEET NATIONAL BANK

                            DATED AS OF JULY 8 1997

                                TABLE OF CONTENTS

Section                                                                                         Page
                                                                                                ----
SECTION I - DEFINITIONS........................................................................    1
   1.1     General.............................................................................    1
   1.2     Accounting Terms....................................................................   11
SECTION II - DESCRIPTION OF CREDIT.............................................................   11

   2.1     Credit Facilities...................................................................   11
   2.2     Notice and Manner of Borrowing or Conversion........................................   12
   2.3     Commitment Fees.....................................................................   13
   2.4     The Note............................................................................   13
   2.5     Duration of Interest Periods........................................................   13
   2.6     Interest Rates and Payments of Interest.............................................   14
   2.7     Changed Circumstances...............................................................   14
   2.8     The Loan Account....................................................................   15
   2.9     Statement of Loan Account...........................................................   16
   2.10    Payments and Prepayments of the Loans...............................................   16
   2.11    Method of Payment...................................................................   16
   2.12    Computation of Interest and Fees....................................................   16
   2.13    Borrowing Base Excesses.............................................................   16
   2.14    Authorization to Debit Accounts.....................................................   16
   2.15    Capital Requirements................................................................   17
   2.16    Overdue Payments....................................................................   17
   2.17    Prepayments of LIBOR Loans..........................................................   18
SECTION III - CONDITIONS OF LOANS..............................................................   18

   3.1     Conditions Precedent to Initial Loan................................................   18
   3.2     Conditions Precedent to All Loans...................................................   20
SECTION IV - REPRESENTATIONS AND WARRANTIES ...................................................   21
   4.1     Organization and Qualification .....................................................   21
   4.2     Authority ..........................................................................   21
   4.3     Valid Obligations ..................................................................   21
   4.4     Consents or Approvals ..............................................................   22
   4.5     Title to Properties; Absence of Liens ..............................................   22
   4.6     Financial Statements ...............................................................   22
   4.7     Changes ............................................................................   22
   4.8     Defaults ...........................................................................   22
   4.9     Taxes ..............................................................................   22
   4.10    Litigation .........................................................................   23
   4.11    Use of Proceeds ....................................................................   23
   4.12    Organizational Structure; Directors, Officers; Guarantor Group; Equity Investments .
23
   4.13    Investment Company Act..............................................................   23
   4.14    Compliance with ERISA...............................................................   23
   4.15    Security Interest...................................................................   24
   4.16    Application of Proceeds.............................................................   24
   4.17    Taxes and Charges Relating to the Agreement.........................................   24
   4.18    Solvency............................................................................   24
   4.19    Projections.........................................................................   24
   4.22    Environmental Compliance............................................................   24
   4.21    Licenses, Etc.......................................................................   26
   4.22    Material Agreements and Contracts...................................................   26
SECTION V - AFFIRMATIVE COVENANTS..............................................................   27

   5.1     Financial Statements and other Reporting Requirements...............................   27


                                      (i)
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

   5.2     Conduct of Business.................................................................   29
   5.3     Maintenance and Insurance...........................................................   29
   5.4     Taxes...............................................................................   29
   5.5     Commercial Finance Examinations, Verification of Accounts, Etc......................   29
   5.6     Maintenance of Books and Records....................................................   30
   5.7     Minimum Consolidated Tangible Net Worth.............................................   30
   5.8.    Maximum Consolidated Total Liabilities to Consolidated Tangible Net Worth...........   30
   5.9.    Minimum Consolidated Fixed Charge Coverage Ratio....................................   30
   5.10    Maximum Consolidated Capital Expenditures...........................................   30
   5.11    Maximum Permitted Dividends.........................................................   30
   5.11    Accounting Principles...............................................................   31
   5.13    Maintenance of Accounts with Lender.................................................   31
   5.14    Further Assurances..................................................................   31
SECTION VI - NEGATIVE COVENANTS................................................................   31

   6.1     Indebtedness........................................................................   31
   6.2     Contingent Liabilities..............................................................   31
   6.3     Liens...............................................................................   32
   6.4     ERISA...............................................................................   33
   6.5     Merger; Consolidation; Change of Control; Sale or Lease of Assets...................   33
   6.6     Additional Stock Issuance...........................................................   33
   6.7     Transactions with Affiliates........................................................   33
   6.8     Sale and Leaseback..................................................................   33
   6.9     Investments.........................................................................   34
   6.10    Negative Pledge Agreements..........................................................   34
   6.10    Dividends and other Equity Distributions............................................   34
   6.12    Loans to Employees, Directors, Officers, etc........................................   34
SECTION VII - SECURITY AGREEMENT...............................................................   34

   7.1     Creation of Security Interest.......................................................   34
   7.2     Covenants Pertaining to Collateral..................................................   35
   7.3     Reports, etc. Pertaining to Collateral..............................................   36
   7.4     Collection of Accounts and Adjustments..............................................   37
   7.5     Credit of Proceeds of Collection....................................................   38
   7.6     Lender's Rights in Collateral.......................................................   38
   7.7     Remedies............................................................................   39
   7.8     Waivers.............................................................................   40
SECTION VIII - DEFAULTS........................................................................   40

   8.1     Events of Default...................................................................   40
   8.2     Remedies............................................................................   42
SECTION IX - MISCELLANEOUS.....................................................................   43

   9.1     Notices.............................................................................   43
   9.2     Expenses; Indemnification...........................................................   44
   9.3     Set-Off.............................................................................   44
   9.4     Term of Agreement; Post-Termination Letters of Credit...............................   44
   9.5     No Waivers..........................................................................   45
   9.6     Governing Law.......................................................................   45
   9.7     Amendments..........................................................................   45
   9.8     Binding Effect of Agreement.........................................................   45
   9.9     Counterparts........................................................................   45
   9.10    Severability........................................................................   45
   9.11    Captions............................................................................   45
   9.12    Assignments and Participations......................................................   45
   9.13    Entire Agreement....................................................................   46
   9.14    JURY WAIVER.........................................................................   46

                                      (ii)

EXHIBITS

EXHIBIT A          Form of Revolving Credit Note
EXHIBIT B          Compliance Certificate
EXHIBIT C          Form of Collateral Update Certificate

SCHEDULES

SCHEDULE 1.1       Guarantor Group Members
SCHEDULE 4.7       Material Adverse Changes
SCHEDULE 4.10      Litigation
SCHEDULE 4.12      Organizational Structure of the Borrower and Guarantor Group
SCHEDULE 4.20      Environmental Matters
SCHEDULE 4.21      Licenses, Permits, etc.
SCHEDULE 6.2(b)    Guarantees
SCHEDULE 7.2 (d)   Location of Collateral


                                      (iii)

                     REVOLVING CREDIT AND SECURITY AGREEMENT

         THIS REVOLVING CREDIT AND SECURITY AGREEMENT (this "Agreement") is made as of July 8 1997 between BIRD INCORPORATED, a Massachusetts corporation, with its chief executive office at 1077 Pleasant Street, Norwood, Massachusetts 02062 (the "Borrower") and FLEET NATIONAL BANK (the "Lender"), a national banking association having its head office at One Federal Street, Boston, Massachusetts 02110.

                                    SECTION I

                                   DEFINITIONS

         1.1 General. All capitalized terms used in this Agreement or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

    Accounts. With respect to any Person, all rights of such Person to payment for goods sold or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon, all instruments pertaining thereto, all guarantees and security therefor, all goods giving rise thereto and all rights pertaining to and interest in such goods, including the right of stoppage in transit, replevin and reclamation, all of such Person's chattel paper and rights under contracts to receive money, or any contract rights in general intangibles pertaining thereto, all accounts receivables, all of such Person's other rights and claims to the payment of money, under contracts and otherwise, including, without limitation, amounts due from Affiliates, all insurance proceeds with respect to all of the foregoing, and all other property of such Person constituting "accounts," as such term is defined in the UCC.

    Affiliate. As to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

    Agreement. This Agreement (including all exhibits, schedules, annexes and the like referred to herein) as originally executed, or if amended, varied or supplemented from time to time, as so amended, varied or supplemented.

    Borrowing Base. On any date of determination thereof, the lesser of (x) $15,000,000.00, or (y) the sum of (i) 85% of the Net Value of Eligible Accounts and (ii) the lesser of (a) 60% of the Net Value of Eligible Inventory or (b) $6,000,000 (or such lesser percentages as the Lender may in its discretion determine from time to time upon thirty days written notice to the Borrower).

    Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which Lenders in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause
    (i) and that is also a day for trading by and between Lenders in U.S. Dollar deposits in the London interbank eurodollar market.

    Consolidated Capital Expenditures. At any date as of which the amount thereof shall be determined, all expenditures paid or incurred by the Borrower, and the Guarantor Group in respect of (i) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, any other fixed assets or leaseholds and (ii) to the extent related to and not included in (i) above, materials, contract labor and direct labor, which expenditures have been or should be, in accordance with GAAP, capitalized on the books of the Borrower or the Guarantor Group. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to Statement of Financial Accounting Standards number 13 or any successor thereto, the amount required to be capitalized in accordance therewith shall be considered to be an expenditure in the year such asset is first leased.

    Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

    Collateral. Any and all property in which the Lender now has, or hereafter acquires, a security interest, lien or other encumbrance as security for all or any portion of the Obligations, including without limitation, the property described in the security interest grant set forth at Section 7.1 of this Agreement.

    Collateral Update Certificate.  See Section 7.3(d).

    Consolidated Tangible Net Worth. At any date as of which the amount thereof shall be determined, (i) the consolidated total assets of the Borrower and the Guarantor Group (determined on the basis of "first-in, first out" or "FIFO" inventory valuation) minus (ii) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights, capitalized research and development costs, (c) all reserves not already deducted from assets, (d) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the financial statements referred to in Section 4.6, (e) the value of any minority interest in Subsidiaries, (f) the value of non-compete agreements and (g) accounts and indebtedness owing to the Borrower from any employee, affiliate or related entity (to the extent, if any, permitted hereunder) minus (iii) Consolidated Total Liabilities.

    Consolidated Total Liabilities. At any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of the Borrower and the Guarantor Group (determined on the basis of FIFO inventory valuation), excluding shareholder equity, but including in any event all Indebtedness.

    Controlled Group. All trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

    Covenant Compliance Certificate.  See Section 5.1(c).

    Current Maturities. That portion of any long term debt of the Borrower or any member of the Guarantor Group maturing or becoming due within the previous twelve (12) month period for the most recent fiscal year.

    Default. An event or condition that, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

    EBITDA. At any date as of which the amount thereof shall be determined, and based upon the consolidated results of the Borrower and the Guarantor Group, the earnings from continuing operations (determined on the basis of FIFO inventory valuation), excluding any nonrecurring or extraordinary gains, before any interest expense, taxes, depreciation, amortization, other non-cash charges incurred for such period determined on an accrual and consolidated tax basis in accordance with GAAP.

     Effective LIBO Rate. "With respect to any Interest Period, the "Effective LIBO Rate" is an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate quoted by the Bank as being the rate of interest determined by the Bank to be the prevailing rate per annum (rounded upwards to the nearest 1/8 of one percent) at which deposits in United States dollars are offered to the Bank by first-class banks in the London interbank eurodollar market in which it regularly participates on or about 11:00 a.m. (Boston time) (or as soon thereafter as practicable) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period, by (b) a percentage equal to 100% minus the LIBOR Reserve Percentage. The "LIBOR Reserve Percentage" applicable to any Interest Period means the maximum effective rate (expressed as a decimal) of the statutory reserve requirements (without duplication, but including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to the Bank during such Interest Period under regulations of the Board of Governors of the Federal Reserve System (or any successor), including, without limitation, Regulation D or any other regulation dealing with maximum reserve requirements which are applicable to the Bank with respect to its "eurocurrency liabilities", as that term may be defined from time to time by the Board of Governors of the Federal Reserve System (or any successor), or which in any other respect relate to the funding of LIBOR Loans. The Effective LIBO Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

    Eligible Account. All Accounts owned by the Borrower other than Accounts:

      (a) more than sixty (60) days past due, but no more than one hundred twenty (120) days from the date of the original invoice, under the terms of the initial invoice relating thereto;

      (b) arising from bill and hold sales;

      (c) arising from consignments or other guaranteed sale arrangements;

      (d) all or any portion of which is evidenced by a lease, promissory note or other form of chattel paper or instrument;

      (e) owing by any account debtor which has (i) applied for, suffered, or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or called a meeting of its creditors,
      (ii) admitted in writing its inability, or be generally unable, to pay its debts as they become due or ceased operations of its business, (iii) made a general assignment for the benefit of creditors, (iv) commenced a voluntary case under any state or federal Bankruptcy law (as now or hereafter in effect), (v) been adjudicated a Bankrupt or insolvent, (vi) filed a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesced in, or failed to have dismissed, any petition which was filed against it in any involuntary case under such Bankruptcy laws; or (viii) is entitled to or has claimed a set-off, credit, warranty claim, allowance (including a volume rebate allowance) or adjustment except discounts allowed for prompt payment, or the account debtor has protested as to its liability thereon or has returned any of the goods from which the account arose.

      (f) owing by an Affiliate, including any officer, member, employee or sales representative of the Borrower;

      (g) payable in any currency other than U.S. Dollars;

      (h) owing by an account debtor located outside of the continental United States of America or located in the States of Indiana, New Jersey or Minnesota unless the Borrower has filed all legally required notices of Business Activities Reports with the appropriate office or agency of such State and is properly qualified to do business and is in good standing in such State;

      (i) as to which the Lender does not hold a first priority perfected security interest subject to no other Lien other than a Permitted Lien or which arose from the sale of goods which were subject to any Lien other than a Permitted Lien;

      (j) subject to the Assignment of Claims Act of 1940, as amended from time to time, or any applicable law now or hereafter existing similar in effect thereto, as determined in the reasonable discretion of the Lender, or which are otherwise not assignable without notice or consent, unless the Borrower has effected an effective and enforceable assignment to the Lender, pursuant to such applicable laws;

      (k) as to which, when aggregated with all Accounts of the account debtor exceeds 35% of the then aggregate Eligible Accounts;

      (l) determined by the Lender to be ineligible for any other reason based upon such credit and collateral considerations as the Lender may reasonably deem appropriate.

      PROVIDED THAT if at any time thirty-three percent (33%) or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than sixty (60) days past due or one-hundred twenty
      (120) days from the respective dates of invoice, from and after such time none of the Accounts (then existing or thereafter arising) due from such account debtor shall be deemed to be Eligible Accounts until such time as all Accounts due from such account debtor are (as a result of actual payments received thereon) no more than sixty (60) days past due or one-hundred-twenty (120) days from the date of invoice.

    Eligible Inventory. All finished and unfinished goods Inventory owned by the Borrower which is subject to a first priority perfected Lien, in good condition and meets all standards applicable to such goods, their use or sale imposed by any governmental agency, or department or division thereof, having regulatory authority over such matters, and which is currently either useable or saleable, at prices approximating at least cost, in the normal course of the Borrower's business, other than Inventory which is:

      (a) located at a location not identified on Schedule 7.2(d) hereto or otherwise approved by the Lender in writing;

      (b) located at a location as to which the Lender has not received a valid landlord waiver or warehouseman's confirmation, as appropriate, each in form and substance satisfactory to the Lender;

      (c) out on consignment or held by a third party under a bill and hold arrangement, unless consented to by Lender;

      (d) covered by a Letter of Credit;

      (e) evidenced by an Account;

      (f) located outside of the United States;

      (g) work in process inventory and processed raw materials (excluding asphalt coating, base slate and colored slate);

      (h) packaging, shipping materials and supplies;

      (i) shutters inventory;

      (j) obsolete or slow-moving inventory (as reasonably determined by Lender); or

      (k) sample inventory.

      (l) determined by the Lender to be ineligible for any other reason based upon such credit and collateral considerations as the Lender may reasonably deem appropriate;

    Equipment. With respect to any Person, all machinery, equipment and fixtures, office furniture, furnishings and trade fixtures, specialty tools and parts, motor vehicles and materials handling equipment of such Person together with such Person's interest in, and right to, any and all manuals, computer programs, data bases and other materials relating to the use, operation or structure of any of the foregoing, and all of such Person's other property constituting "equipment," as such term is defined in the UCC.

    ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

    Event of Default. Any event described in Section 8.1.

    Federal Funds Effective Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Lender of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

    Consolidated Fixed Charge Coverage Ratio. As applied to the Borrower and the Guarantor Group, means for each period measured, the ratio of (i) EBITDA for such period, minus taxes actually paid during such period (excluding a tax benefit), minus dividends paid during such period, minus non-financed Capital Expenditures made during such period, to (ii) interest plus Current Maturities of long term debt (excluding any principal payments on long term debt previously provided by Fleet Capital Corporation and retired with the proceeds of this Agreement).

    GAAP. Generally accepted accounting principles consistent with those in effect at the time of and used in preparing the audited financial statements referred to in Section 5.1.

    Guarantor Group. The Borrower and its Subsidiaries and the Guarantor and its Subsidiaries as of the date of this Agreement and as set forth on Schedule 1.1, provided that at the option of the Lender, any newly acquired Subsidiary of the Borrower and said Guarantor may be included herewith.

    Guarantor. Any and all Guarantors, sureties and endorsers of the Note and all other Persons now or hereafter liable for Indebtedness evidenced by the Note, any Letters of Credit Documents, this Agreement or any other Loan Documents, and any amendments, modifications, supplements, substitutions, additions, renewal replacements and extensions thereof, including without limitation, Bird Corporation.

    Guarantees. As applied to any Person, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the balance sheet of such Person, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

    Indebtedness. As applied to any Person, (i) all obligations for borrowed money or other extensions of credit, including all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by such Person whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person, and (v) all Guarantees of such Person.

    Interest Period. With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending seven days, thirty days, sixty days, ninety days or one-hundred eighty days thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Conversion provided that:

      (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

      (ii) any Interest Period applicable to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

      (iii) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date;

      (iv) notwithstanding clause (iii) above, the Interest Period applicable to a LIBOR Loan shall have a duration of not less than seven days, and if any Interest Period applicable to such Loans would be for a shorter period, such Interest Period shall not be available hereunder.

    Inventory. With respect to any Person, all goods, merchandise and other personal property (including warehouse receipts and other negotiable and non-negotiable documents of title covering any such property) of such Person held for sale, lease or other disposition, or for display or demonstration, or leased or consigned, or that are raw materials, piece goods, work-in-process or materials used or consumed or to be used or consumed in such Person's business, whether in transit or in the possession of such Person or another, including without limitation all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and goods located on the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other third parties, all proprietary rights, patents, plans, drawings, diagrams, schematics, assembly and display materials relating to any of the foregoing; and all other property of such Person constituting "inventory," as such term is defined in the UCC.

    Investments. As applied to any Person, the direct or indirect purchase or other acquisition of, or a beneficial interest in, any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person, any direct or indirect loan, advance or extension of credit to, or contribution to the capital of, any other Person (including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business), any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other Person, and the making of any commitment or acquisition of any option to make any of the foregoing.

    Letter of Credit. Any letter of credit issued by the Lender for the account of the Borrower pursuant to the Letter of Credit Documents and Section 2.1(b) hereof, including without limitation, any stand-by Letters of Credit and any letter of credit with respect to which any indemnity agreement has been executed by the Lender for the benefit of any other issuer of such letter of credit for the account of the Borrower indemnifying such issuer for payment of any draw fees or expenses due and owing under said letter of credit.

    Letter of Credit Documents. The Letters of Credit and all reimbursement and other agreements and documents entered into or delivered by the Borrower in connection with the issuance of a Letter of Credit.

    LIBOR Loan. Any Loan bearing interest at a rate determined by reference to the Effective LIBO Rate.

    Lien.  See Section 6.3.

    Loan. A Loan made to the Borrower by the Lender pursuant to Section II of this Agreement, and "Loans" means of all such Loans, collectively.

    Loan Account. The general ledger account in the name of the Borrower on the books of the Lender in which will be recorded loans and advances made by the Lender to the Borrower pursuant to this Agreement, payments made on such loans, and other appropriate debits and credits as provided by this Agreement.

    Loan Documents. This Agreement, the Note, the Letter of Credit Documents, the UCC Financing Statements, and any and all other instruments or agreements entered into in connection with this Agreement.

    Maximum Commitment. $15,000,000 or any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with this Agreement.

    Net Value of Eligible Accounts. As of the date of any determination thereof, the aggregate outstanding amount of all Eligible Accounts less the aggregate amount owing thereon which is in dispute, or relates to goods which have been returned or rejected, and all other offsets, contras, credits, adjustments and deductions relating thereto, and amounts of interest, if any, owing thereon.

    Net Value of Eligible Inventory. As of the date of any determination thereof, the aggregate value of all Eligible Inventory determined as the lower of cost or market on a "first-in, first-out" basis.

    Note. A promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, as originally executed, or if amended, as amended, and including all substitutions, and replacements therefor, and notations thereof.

    Notice of Borrowing or Conversion. See Section 2.2.

    Obligations. Any and all obligations of the Borrower or any member of the Guarantor Group to the Lender and any of the Lender's Affiliates of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising or acquired, regardless of how they arise or are acquired or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

    PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    Permitted Liens. See Section 6.3.

    Person. An individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a joint stock company, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

    Plan. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
    Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower, or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

    Prime Rate. The greater of (i) floating rate of interest per annum designated from time to time by the Lender at its head office at One Federal Street, Boston, Massachusetts 02110 as its "Prime Rate," such interest rate to be adjusted on the effective date of any change thereof by the Lender, it being understood that said Prime Rate is a reference rate and not necessarily the lowest rate of interest from time to time charged by the Lender; or (ii) the Federal Funds Rate, such interest rate to be adjusted on the effective date of any change thereof by the Federal Reserve Bank of New York.

    Prime Rate Loan. Any Loan bearing interest at a rate determined by reference to the Prime Rate.

    Proceeds. Whatever is received upon the sale, lease, exchange, collection or other disposition of the Collateral including, but not limited to, all Accounts, goods, money, checks, deposit accounts, and insurance proceeds.

    Qualified Investments. Investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments or accounts of Lender or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors, and (iv) any repurchase agreement secured by any one or more of the foregoing.

    Subsidiary. Any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Borrower or the Guarantor; or any other such organization the management of which is directly or indirectly controlled by the Borrower or the Guarantor through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Borrower or the Guarantor has a 50% ownership interest.

    Termination Date. July 1, 2000, or such earlier date on which the Lender's commitment hereunder is terminated or reduced to zero in accordance with the terms of this Agreement.

    UCC. The Uniform Commercial Code as adopted by The Commonwealth of Massachusetts as amended from time to time.

    UCC Financing Statements. Any and all UCC financing statements, covering all or any portion of the Collateral naming the Lender as secured party, which are delivered to the Lender in connection with this Agreement, in form and substance satisfactory to the Lender, naming the Lender as secured party.

         1.2 Accounting Terms. All terms of an accounting character shall have the meanings assigned thereto by GAAP applied on a basis consistent with the financial statements referred to in Section 4.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.


                                   SECTION II

                              DESCRIPTION OF CREDIT

         2.1     Credit Facilities.

         (a) Loans. Subject to the terms and conditions hereof, the Lender will make Loans to the Borrower from time to time until the close of business on the last Business Day preceding the Termination Date, in such amounts as the Borrower may request, provided that the aggregate principal amount of all Loans plus the amount drawable or drawn and not reimbursed under all Letters of Credit at any time outstanding shall not at any time exceed the amount available under the Borrowing Base. The Borrower may borrow, repay pursuant to Section 2.10, and reborrow, from the date of this Agreement until the last Business Day preceding the Termination Date, any amount available under the Borrowing Base as provided in this Agreement. Any Loan not repaid by the Termination Date shall be due and payable on such date;

         (b) Letters of Credit. Subject to the terms and conditions hereof and in the Letter of Credit Documents, the Borrower may request in accordance with the terms of the Letter of Credit Documents, the issuance of one or more Letters of Credit from time to time, provided that the aggregate amount drawable, or drawn and not reimbursed, under all Letters of Credit plus the aggregate principal amount of all Loans at any time outstanding at any time shall not exceed the Borrowing Base, but in any event the aggregate amount drawable, or drawn and not reimbursed under all Letters of Credit shall not exceed $3,000,000. Upon each request for the issuance of a Letter of Credit, Borrower shall execute and deliver all Letter of Credit Documents, as applicable. The issuance by the Lender of each Letter of Credit shall be at the Lender's sole and absolute discretion. All Letters of Credit shall expire on or before the Termination Date, provided, however, that the Lender may, in its sole discretion, in reliance upon the terms of
Section 9.4 hereof, issue Letters of Credit with expiration dates after the Termination Date.

         The Borrower shall be liable to the Lender for reimbursement of any and all draws under any Letter of Credit and all other amounts required to be paid under the applicable Letter of Credit Documents. Accordingly, the Borrower agrees to pay to the Lender any and all such amounts required to be paid under the applicable Letter of Credit Documents, when and as required to be paid thereby, in such amounts designated herein and therein.

         If the Borrower fails to pay to the Lender promptly, any amounts drawn under the Letter of Credit or any other amount required to be paid in accordance with the terms hereof and the Letters of Credit Documents pursuant to which such Letter of Credit was issued, the Lender is hereby irrevocably authorized and directed, in its sole discretion, to make a Loan in an amount sufficient to discharge all such amounts due under any Letter of Credit including any other amounts required to be paid hereunder or under the Letter of Credit Documents, including all interest accrued thereon but unpaid at the time of such Loan, and such Loan shall be a Prime Rate Loan and shall be evidenced by the Note.

         The Borrower shall, on the date of issuance or any extension of any Letter of Credit and at such other time or times as such charges are customarily made by the Lender, pay a fee (in each case, a "Letter of Credit Fee") to the Lender and the expenses of Lender in respect of each such Letter of Credit.

         (c) Conversions. Provided that no Default shall have occurred and be continuing, and provided further that the Borrower shall have no more than three
(3) LIBOR Loans outstanding at any one time, the Borrower may convert all or any part (in minimum amounts of $500,000 and integral multiples of $100,000) of any outstanding Loan into a Loan of any other type provided for in this Agreement in the same aggregate principal amount, on any Business Day (which, in the case of a conversion of a LIBOR Loan, shall be the last day of the Interest Period applicable to such LIBOR Loan). The Borrower shall give the Lender prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.2.

         2.2     Notice and Manner of Borrowing or Conversion.

         (a) Whenever the Borrower desires to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of another type provided for in this Agreement, the Borrower shall notify the Lender (which notice shall be irrevocable) by telex, telecopier, or telephone received no later than (i) 12:00 p.m. Boston time on the day on which the requested Loan is to be made or continued as or converted to a Prime Rate Loan, and (ii) 12:00 p.m. Boston time on the date two Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan. Such notice shall specify
(i) the effective date and amount of each Loan or portion thereof to be continued or converted, subject to the limitations set forth in Section 2.1,
(ii) the interest rate option to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definitions of Interest Period and Section 2.5). Each such notification (a "Notice of Borrowing or Conversion") shall be immediately followed by a written confirmation thereof by the Borrower in a form acceptable to the Lender provided that if such written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall control absent manifest error;

         (b) Subject to the terms and conditions hereof, the Lender shall make each Loan on the effective date specified therefor by debiting the amount of such Loan to the Loan Account and crediting a like amount to the demand deposit account of the Borrower with the Lender, or, to such other account as the Borrower may direct; and

         (c) Subject to the terms and conditions hereof, the Borrower may also obtain Prime Rate Loans hereunder by writing drafts on any checking account which it may maintain with the Lender or any of the Lender's Affiliates. The amount of each such Loan shall be debited to the Loan Account.

         2.3     Commitment Fees.  None.

         2.4     The Note.

         (a) The Loans shall be evidenced by the Note, substantially in the form of Exhibit A hereto, dated the date of this Agreement with the blanks therein appropriately completed.

         (b) The Lender shall, and is hereby irrevocably authorized by the Borrower to, enter on the schedule forming a part of the Note, or otherwise in its records, appropriate notations evidencing the date and the amount of each Loan, the interest rate applicable thereto and the date and amount of each payment of principal made by the Borrower with respect thereto, and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. The Lender is hereby irrevocably authorized by the Borrower to attach to and make a part of the Note a continuation of any such schedule as and when required. No failure on the part of the Lender to make any notation as provided in this subsection (b) shall in any way affect any Loan or the rights or obligations of the Lender or the Borrower with respect thereto.

         2.5     Duration of Interest Periods

         (a) Subject to the provision of the definition of "Interest Period", the duration of each Interest Period applicable to a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion. The Borrower shall have the option to elect a subsequent Interest Period to be applicable to such Loan by giving notice of such election to the Lender received no later than 12:00 p.m. Boston time on the date two Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a Prime Rate Loan, two Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a LIBOR Loan.

         (b) If the Lender does not receive a notice of election of duration of an Interest Period pursuant to subsection (a) above within the applicable time limits specified therein, or if, when such notice must be given, a Default exists, the Borrower shall be deemed to have elected to convert such

Loan in whole into a Prime Rate Loan on the last day of the then current Interest Period with respect thereto.

         (c) Notwithstanding the foregoing, the Borrower may not select an Interest Period that would end, but for the provisions of the definition of "Interest Period", after the Termination Date.

         2.6     Interest Rates and Payments of Interest.

         (a) Each Prime Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Prime Rate minus one-half of one percent (.5%) which rate shall change contemporaneously with any change in the Prime Rate. Such interest shall be payable monthly in arrears on the first day of each month and when such Loan is due (whether at maturity, by reason of acceleration or otherwise).

         (b) Each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Effective LIBO Rate plus one and one-half percent (1.5%). Such interest shall be payable at the end of such Interest Period unless said Interest Period exceeds a period of ninety (90) days, then such interest shall be payable quarterly, in arrears and when such LIBOR Loan is due (whether at maturity, by reason of acceleration or otherwise).

         2.7     Changed Circumstances.

         (a)  In the event that:

         (i) on any date on which the Effective LIBO Rate would otherwise be set the Lender shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining such rate, or

         (ii) at any time the Lender shall have determined in good faith (which determination shall be final and conclusive) that:

         (A) the making or continuation of or conversion of any Loan to a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the London interbank eurodollar market or (2) compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

         (B) the Effective LIBO Rate shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Lender shall forthwith so notify the Borrower thereof. Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lender to allow selection by the Borrower of the type of Loan affected by the contingencies described in this Section 2.7(a) (herein called "Affected Loans") shall be suspended. If at the time the Lender so notifies the Borrower, the Borrower has previously given the Lender a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be void and the Borrower may borrow Loans of a non-affected type by giving a substitute Notice of Borrowing or Conversion pursuant to Section 2.2 hereof.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.17, and may borrow a Loan of another type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.2 hereof.

         (b) In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central Lender or other governmental authority (whether or not having the force of law):

               (i) subjects the Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Lender imposed by the United States of America or any political subdivision thereof), or

               (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Lender (other than such requirements as are already included in the determination of the Effective LIBO
Rate), or

               (iii) imposes upon the Lender any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by the Lender or impose any expense upon the Lender with respect to any Loans, the Lender shall notify the Borrower thereof. The Borrower agrees to pay to the Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Lender of a statement in the amount and setting forth the Lender's calculation thereof, which statement shall be deemed true and correct absent manifest error.

         2.8 The Loan Account. The Loans shall be evidenced by the Note and by debit entries to the Loan Account. The Lender shall also record in the Loan Account all payments made by the Borrower on account of indebtedness evidenced by the Loan Account and all proceeds of Collateral which are finally paid to the Lender at its office in cash or solvent credits, and may record therein, in accordance with customary accounting practice, other debits and credits, including all charges and expenses properly chargeable to the Borrower and any other Obligation. The debit balance of the Loan Account shall reflect the amount of the Borrower's indebtedness to the Lender from time to time by reason of Loans and other appropriate charges hereunder.

         2.9 Statement of Loan Account. At least once each month the Lender shall render a statement of account showing as of its date the debit balance of the Loan Account and charges to the Loan Account for such month. Each such statement shall be considered correct and accepted by the Borrower and conclusively binding upon it absent manifest error unless, within thirty (30) days after the date of any such statement, notice to the contrary is received by the Lender from the Borrower.

         2.10 Payments and Prepayments of the Loans. In addition to any prepayments required pursuant to Section 2.13 hereof, (i) LIBOR Loans may be prepaid, without premium or penalty, on the last day of any Interest Period applicable thereto, upon two Business Days' notice; (ii) Prime Rate Loans may be prepaid at any time, without premium or penalty. Any interest accrued on the amounts so prepaid for a LIBOR Loan to the date of such payment must be paid at the time of any such payment. No prepayment of any Loans shall affect or impair the Borrower's right to borrow as set forth in Section 2.1.

         2.11 Method of Payment. All payments and prepayments of principal and any and all other amounts due hereunder shall be made by the Borrower to the Lender at One Federal Street, Boston, Massachusetts in immediately available funds and in United States Dollars, on or before 2:00 p.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments.

         2.12 Computation of Interest and Fees. Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment shall be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.

         2.13 Borrowing Base Excesses. If at any time or times the debit balance of the Loan Account plus the aggregate amount drawable or drawn and not reimbursed under all Letters of Credit then outstanding exceeds the Borrowing Base, the Borrower shall pay immediately to the Lender the amount of any such excess to be credited to the Loan Account.

         2.14 Authorization to Debit Accounts. The Borrower authorizes the Lender, in the Lender's sole discretion, to charge when due any monetary Obligation, including, without limitation, all amounts drawn and not reimbursed under any Letter of Credit and all amounts owing for interest, fees, costs and expenses and other charges provided by this Agreement, including but not limited to Section 9.2 of this Agreement, to any demand deposit or savings account maintained by the Borrower with the Lender, or at the Lender's option, by debits to the Loan Account, in which case such amounts shall be Loans hereunder and shall be disclosed promptly to the Borrower by way of written advices of debits to the Loan Account.

         2.15 Capital Requirements. If, after the date hereof, the Lender shall have determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for Lender or Lender's holding companies, or any change therein or in the interpretation or administration thereof by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any of the foregoing imposes or increases a requirement by the Lender to allocate capital resources to the Lender's commitment to make Loans hereunder which has or would have the effect of reducing the return on the Lender's capital to a level below that which the Lender could have achieved (taking into consideration the Lender's then existing policies with respect to capital adequacy and assuming full utilization of the Lender's capital) but for such adoption, change or compliance by any amount reasonably deemed by the Lender to be material, then the Lender shall notify the Borrower thereof. The Borrower agrees to pay to the Lender the amount of such reduction in the Lender's return on capital as and when such reduction is determined upon presentation by the Lender of a statement which shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amount, the Lender may use any reasonable averaging and attribution methods. Such statement and the determinations set forth therein shall be conclusive in the absence of manifest error.

         2.16    Overdue Payments.

         (a) Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to (i) if such due date occurs prior to the end of an Interest Period, 2% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 2% above the Prime Rate, and (ii) in all other cases, 2% above the rate then applicable to Prime Rate Loans.

         (b) If a payment of principal or interest hereunder is not made within 10 days of its due date, the Borrower will also pay on demand a late payment charge equal to 5% of the amount of such payment.

         (c) Upon the occurrence of an Event of Default, and at the option of the Lender, the Lender may convert any LIBOR Loan to a Prime Rate Loan, which loan shall bear interest at the rate then applicable to Prime Rate Loans plus two percent (2%), and in which event the Borrower shall be liable for any prepayment penalties pursuant to Section 2.17 herein.

Nothing in this Section 2.16 shall affect the Lender's right to exercise any of its rights or remedies, including those provided in Section 7.7, if an Event of Default has occurred.

         2.17 Prepayments of LIBOR Loans. If the Borrower for any reason makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion pursuant to Section 2.2, or if any LIBOR Loan is accelerated pursuant to Section 7.7 (a) for a default under this Agreement , the Borrower shall pay to the Lender an amount computed pursuant to the following formula:

                     L = (R - T) x P x D
                             360

                     L = amount payable to the Lender
                     R = interest rate on such Loan
                     T = effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at the Lender's sole discretion, maturing on or near the last day of the then applicable Interest Period of such Loan and in approximately the same amount as such Loan can be purchased by the Lender on the day of such payment of principal or failure to borrow or continue or convert
                     P = the amount of principal prepaid or the amount
                         of the requested Loan
                     D = the number of days remaining in the Interest Period as of the date of such payment or the number of days of the requested Interest Period

The Borrower shall pay such amount upon presentation by the Lender of a statement setting forth the amount and the Lender's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

                                   SECTION III

                               CONDITIONS OF LOANS

         3.1 Conditions Precedent to Initial Loan. The obligation of the Lender to make its initial Loan or consider an application for the issuance of the initial Letter of Credit hereunder is subject to the condition precedent that the Lender shall have received, in form and substance reasonably satisfactory to the Lender and its counsel, the following:

         (a)  this Agreement and the Note, duly executed by the Borrower;

         (b)  the Guaranty, duly executed by the Guarantor;

         (c) a certificate of the Secretary of the Borrower as to the truth, correctness and completeness of copies of (i) its Articles of Organization filed with the Secretary of State in the jurisdiction where Borrower is organized together with all amendments thereto; (ii) its by-laws,

(iii) resolutions of Borrower authorizing the execution and delivery of this Agreement, the Note and the other Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

         (d) a certificate of Secretary of the Guarantor as to the truth, correctness and completeness of copies of (i) its Articles of Organization filed with the Secretary of State in the jurisdiction where Guarantor is organized, together with all amendments thereto; (ii) its by-laws; (iii) the resolutions of such Guarantor authorizing the execution and delivery of this Agreement, the Note an the other Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of each officers.

         (e) a certificate of the Secretary of State in the jurisdiction where Borrower is organized as to legal existence and good standing of the Borrower in such state and listing all documents on file in the office of said Secretary of State.

         (f) a certificate of the Secretary of State in the jurisdiction where Guarantor is organized as to legal existence and good standing of the Guarantor in such state and listing all documents on file in the office of said Secretary of State.

         (g) a certificate of foreign qualification, if applicable, of Borrower certified as of a recent date by the Secretary of State of Foreign Jurisdiction.

         (h) a certificate of foreign qualification, if applicable, of Guarantor, certified as of a recent date by the Secretary of State of Foreign Jurisdiction.

         (i) Evidence, satisfactory to the Lender, of the filing of UCC Financing Statements in the central and local filing offices with respect to each of the locations shown on Schedule 7.2 (d) hereto;

         (j) Search Reports for each filing office referenced in the preceding subclause (i) reflecting no filings of record naming either the Borrower or any of its tradenames as debtor other than filings in favor of any secured party (i) whose duly executed Uniform Commercial Code Termination Statements has been delivered to the Lender's counsel, or (ii) holding a Permitted Lien;

         (k) evidence of insurance on Accord Form 27 confirming the requirements of Section 5.3;

         (l) a Collateral Update Certificate as of the month end preceding the date of the initial Loan or Letter of Credit hereunder, or such other date as the Lender may direct, certified by the president, treasurer or chief accounting officer of the Borrower;

         (m) Landlord Waivers, in form and substance satisfactory to the Lender, duly executed by the lessor of any premises leased by the Borrower identified on
Schedule 7.2(d) hereto;

         (n) an opinion addressed to the Lender from counsel to the Borrower and Guarantor, in a form acceptable to Lender;

         (o) Warehousemen acknowledgments of the Lender's Liens in the Borrower's Inventory for each public warehouse identified on Schedule 7.2(d) hereto and confirmation by all such warehousemen that all Inventory of the Borrower kept at such warehouse is held under non-negotiable documents of title;

         (p) a payout letter signed by the Borrower's existing lender(s) together with all UCC Termination Statements necessary to terminate such lender(s) UCC financing statements on record against the Borrower in form and substance satisfactory to the Lender; and

         (q)  disbursement instructions

         (r) such other documents, and completion of such other matters, as the Lender or counsel for the Lender may deem necessary or appropriate.

         3.2 Conditions Precedent to All Loans. The obligation of the Lender to make each Loan, including the initial Loan, or continue or convert Loans to Loans of another type, or to consider any application for a Letter of Credit is further subject to the following conditions:

         (a) timely receipt by the Lender of the Notice of Borrowing or Conversion;

         (b) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the effective date of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default shall have occurred and be continuing, or would result from such Loan;

         (c) the resolutions of the Borrower referred to in Section 3.1(c) shall remain in full force and effect; and

         (d) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Lender, would make it illegal or against the policy of any governmental agency or authority for the Lender to make Loans hereunder.

         The making of each Loan and issuance of each Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Loan or issuance of such Letter of Credit as to the accuracy of the facts referred to in subsection (b) of this Section 3.2.

                                   SECTION IV

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Lender that:

         4.1 Organization and Qualification. The Borrower and each member of the Guarantor Group: (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization: (b) has all requisite power to own its property and conduct its business as now conducted: and (c) is duly qualified and in good standing and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the Borrower taken as a whole.

         4.2 Authority. The execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Borrower and any member of the Guarantor Group is a party and the transactions contemplated hereby are within the power and authority of the Borrower and each such member of said Guarantor Group and have been authorized by all necessary proceedings, and do not and will not:

         (a) require any consent or approval of the officers, directors or shareholders of the Borrower or member of the Guarantor Group other than those consents and approvals, if any, previously obtained;

         (b) contravene any provision of the charter documents, or any law, rule or regulation applicable to the Borrower or any member of the Guarantor Group;

         (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower or any member of the Guarantor Group; or

         (d) result in or require the imposition to any Lien on any of the properties, assets or rights of the Borrower or any member of the Guarantor Group, except any Permitted Lien.

         4.3 Valid Obligations. This Agreement, the Note and the other Loan Documents to which the Borrower or any member of the Guarantor Group is a party and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower and any member of the Guarantor Group party thereto, enforceable in accordance with its terms except as may be limited by Bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         4.4 Consents or Approvals. The execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Borrower or any member of the Guarantor Group is a party, and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person.

         4.5 Title to Properties; Absence of Liens. The Borrower and each member of the Guarantor Group has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Liens except Permitted Liens and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole.

         4.6 Financial Statements. The Borrower and the Guarantor Group have furnished the Lender with its consolidated balance sheet as of December 31, 1996 and with a related consolidated statement of income, changes in stockholders' equity and cash flow as of each such date, and related footnotes, audited and unqualified by Price Waterhouse LLP. The Borrower and the Guarantor Group have also furnished the Lender its related unaudited consolidated balance sheet and unaudited consolidated statements of income, as of April 30, 1997. All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly in all material respects the consolidated financial position of such entity as of such dates and the related results of the consolidated operations for such periods. There are no liabilities, contingent or otherwise, not disclosed in such financial statements that involve a material amount.

         4.7 Changes. Other than as disclosed on Schedule 4.7 hereto, since the date of the most recent financial statements referred to in Section 4.6, there have been no material adverse changes in the assets, liabilities, financial condition, business or prospects of the Borrower or any member of the Guarantor Group other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse.

         4.8 Defaults. As of the date of this Agreement, no Default exists.

         4.9 Taxes. The Borrower and each member of the Guarantor Group have filed all federal, state and other tax returns which were due prior to the date of this Agreement, or have filed proper extensions for said tax returns and all taxes, assessments and other governmental charges due from the Borrower and each member of the Guarantor Group prior to or as of the date hereof (including without limitation all withholding and other payroll taxes) have been fully paid. The Borrower and each member of the Guarantor Group have established and will maintain on its books reserves adequate for the payment of all federal, state and other tax liabilities.

         4.10    Litigation.

         (a) Except as set forth on Schedule 4.10 hereto, there is no litigation, arbitration, proceeding or investigation pending of which the Borrower has received notice or, to the knowledge of the officers of the Borrower threatened, against the Borrower or any of its officers, directors or shareholders or any of the members of the Guarantor Group that, if adversely determined, would result in a material judgment not fully covered by insurance, or would otherwise have a material adverse effect on the assets or business of the Borrower;

         (b) Except as set forth on Schedule 4.10 hereto, there is no judgment or order for the payment of money outstanding against the Borrower or any member of the Guarantor Group by any court, or a warrant of attachment or execution or similar process issued or levied and outstanding against property of the Borrower or any member of the Guarantor Group.

         4.11 Use of Proceeds. No portion of any Loan is to be used for the "purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations G, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended; and following the application of the proceeds of each Loan, the value of all "margin stock" of the Borrower will not exceed 25% of the value of the total assets of the Borrower that are subject to the restrictions set forth in Section 6.3 hereof.

         4.12 Organizational Structure; Directors; Officers, Guarantor Group; Equity Investments. Schedule 4.12 correctly sets forth the ownership interests of all shareholder interests in the Borrower and the Guarantor and the Borrower's ownership interest and the Guarantor's ownership interest in each of its respective Subsidiaries and all other equity investments of the Borrower and the Guarantor in any Person. Except as set forth on Schedule 4.12 hereto, as of the date of this Agreement, the Borrower and the Guarantor have no Subsidiaries and no equity investments in any Person. The Borrower is the owner, free and clear of all Liens, of all of the issued and outstanding stock of each of its Subsidiaries. The Guarantor is the owner, free and clear of all Liens, of all of the issued and outstanding stock of each of its Subsidiaries. All shares of ownership interests in the Borrower, the Guarantor and all of the Borrower's and Guarantor's shares of stock in each of its respective Subsidiaries have been validly issued and are fully paid and nonassessable, and, except as set forth in
Schedule 4.12 hereto, with respect to the Borrower no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

         4.13 Investment Company Act. The Borrower is not subject to regulation under the Investment Company Act of 1940, as amended.

         4.14 Compliance with ERISA. The Borrower, each member of the Guarantor Group and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

         4.15 Security Interest. This Agreement creates in favor of the Lender a continuing security interest in the Collateral identified in Section 7.1 hereof. All financing statements with respect to the Collateral on the date of this Agreement, have been executed and delivered to the Lender on or before the date of the initial Loan hereunder and, when filed in all offices necessary to perfect a security interest in the Collateral, such security interest will constitute a first priority perfected security interest in the Collateral, except in Collateral (if any) in which a security interest cannot be perfected by filing under the Uniform Commercial Code or by notice or other non-possessory means.

         4.16 Application of Proceeds. The proceeds of Loans made and all Letters of Credit issued hereunder shall be used for working capital purposes of the Borrower.

         4.17 Taxes and Charges Relating to the Agreement. All state and local recording, franchise, stamp, documentary and other governmental charges and assessments required to be paid in connection with the execution, delivery, filing or recordation of, or as a condition to, the enforcement of this Agreement, the Note, or any other Loan Document, or the Lender's lien on or security interest in the Collateral, have been duly paid.

         4.18 Solvency. After giving effect to this Agreement, the Note and the other Loan Documents and any Loan or Letter of Credit outstanding hereunder, the Borrower and each member of the Guarantor Group (i) will be able to pay its debts as they become due; (ii) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage; and (iii) will own assets having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts as they will become due. Neither the Borrower nor any member of the Guarantor Group will be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents or by the transactions contemplated hereunder.

         4.19 Projections. The Borrower and each member of the Guarantor Group have provided the Lender with consolidated profit and loss projections for its fiscal year ending December 31, 1997. Such projections (including the material assumptions and adjustments made in their preparation and disclosed therein) were, to the best of the Borrower's knowledge and belief, reasonable when made.

         4.20    Environmental Compliance.

         (a) Except as set forth on Schedule 4.20 hereto, to the best of the Borrower's knowledge, none of the Borrower, any member of the Guarantor's Group or any operator of any property owned or operated by the Borrower or any member of the Guarantor Group (the "Property") is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization

Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any federal, state, or local statute, regulation, ordinance, order or decree under the laws of the United States, The Commonwealth of Massachusetts and any other applicable jurisdiction relating to the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, operations, properties, assets or financial condition of the Borrower and the Guarantor Group taken as a whole;

         (b) Except as set forth on Schedule 4.20 hereto, to the best of the Borrower's knowledge, neither the Borrower nor any member of the Guarantor Group has received written notice from any third party including without limitation any federal, state, or local governmental authority of the United States, (i) that the Borrower or any member of the Guarantor Group or any predecessor in interest has been identified by the United States Environmental Protection Agency (EPA) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B
(1986); (ii) that any "hazardous waste" as defined by 42 U.S.C. 6903(5), any "hazardous substances" as defined by 42 U.S.C. 9601(14), any "pollutant or contaminant" as defined by 42 U.S.C. 9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency of the United States or other third party has conducted or has ordered that the Borrower or any member of the Guarantor Group or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any of them is or shall be a named party to any claim, action, cause of action, complaint or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

         (c) Except as set forth on Schedule 4.20 hereto, to the best of the Borrower's knowledge (i) no portion of the Property has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in compliance with applicable law; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties except in compliance with applicable law; (ii) in the course of any activities conducted by the Borrower or any member of the Guarantor Group or operators of any of the Property, no Hazardous Substances have been generated or are being used on such properties except in compliance with applicable law;
(iii) there have been no releases (e.g. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any of the Property; (iv) there have been no releases on, upon, from or into any real property in the vicinity of any of the Property which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the properties of the Borrower or any member of the Guarantor Group; and (v) in addition, any Hazardous Substances that have been generated on any of the Property have been transported offsite only by carriers having an identification number issued by the EPA or in compliance with applicable requirements of the United States, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws; and

         (d) Except as set forth on Schedule 4.20 hereto, to the best of the Borrower's knowledge, none of the Property is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby.

         4.21 Licenses, Etc. Schedule 4.21 hereto accurately and completely lists all material authorizations, licenses, permits and franchises of any public or governmental regulatory body granted or assigned to the Borrower or any member of the Guarantor Group and the same constitute the only material authorizations, licenses, permits and franchises of any public or governmental regulatory body which are necessary for the conduct of the business of the Borrower and the Guarantor Group (such authorizations, licenses, permits and franchises, together with any extensions or renewals thereof, being herein sometimes referred to collectively as the "Licenses"). All of such Licenses are validly issued and in full force and effect and the Borrower and each member of the Guarantor Group have fulfilled and performed all of their respective obligations with respect thereto and have full power and authority to operate thereunder.

         4.22 Material Agreements and Contracts. As of the date of this Agreement, the Borrower and the Guarantor Group have in place all agreements and contracts material to the Borrower's business and necessary to the fulfillment of the results projected in the projections referenced in Section 4.19 and all such agreements and contracts, if any, which were entered into by and all consents to such assignments and transfers required by the terms of those agreements and contracts or by law in order to make each enforceable by the Borrower and each member of the Guarantor Group, as applicable against the other parties thereto have been obtained.

         4.23 Ownership of Collateral. All Inventory and Accounts as disclosed on and evidenced by any financial statements submitted to the Lender in connection with the Loans and this Agreement are owned by the Borrower.

                                    SECTION V

                              AFFIRMATIVE COVENANTS

         The Borrower acknowledges that any reference herein to "consolidated" statements shall mean and include the Borrower and the Guarantor Group. So long as the Lender has any commitment to lend hereunder or any Loan or Letter of Credit or other Obligation remains outstanding, the Borrower covenants as follows:

         5.1 Financial Statements and other Reporting Requirements. The Borrower shall furnish to the Lender:

         (a) as soon as available to the Borrower, but in any event within one hundred twenty (120) days after the end of each of its fiscal years, a consolidated balance sheet as of the end of, and a related consolidated statement of income for, changes in equity and cash flow for, such year, audited and unqualified by an independent certified public accountant acceptable to the Lender; and, concurrently with such financial statements, a copy of said certified public accountants' management report and a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

         (b) as soon as available to the Borrower, but in any event no later than forty-five (45) days after the end of each fiscal quarter, a consolidated balance sheet as of the end of, and a related consolidated statement of income and consolidated cash flow and changes in equity for the period then ended prepared internally by or on behalf of the Borrower and the Guarantor Group in accordance with GAAP and certified as accurate and complete by Borrower's president, treasurer or chief accounting officer;

         (c) as soon as available to the Borrower, but in no event later forty-five (45) days after the end of each fiscal quarter, a certificate in substantially the form of Exhibit B hereto internally prepared by or on behalf of the Borrower and Guarantor Group and certified as accurate and complete by Borrower's president, treasurer or chief accounting officer;

         (d) as soon as available by the Borrower, but in no event later than forty-five (45) days after the end of each month, monthly consolidated balance sheet, related statements of income and changes in equity and cash flow internally prepared by or on behalf of Borrower and the Guarantor Group in accordance with GAAP and certified as accurate and complete by Borrower's president, treasurer or chief accounting officer;

         (e) within forty-five (45) days before the beginning of each of its fiscal year, annual consolidated balance sheet, related statement of income and changes in equity and cash flow internally prepared by or on behalf of Borrower and the Guarantor Group in accordance with GAAP and certified as accurate and complete by Borrower's president, treasurer or chief accounting officer.

         (f) promptly after the receipt thereof by the Borrower or any member of the Guarantor Group, copies of any reports submitted to the Borrower or any member of the Guarantor Group by independent public accountants in connection with any interim review of the accounts of the Borrower and the Guarantor Group made by such accountants;

         (g) if and when the Borrower and any member of the Guarantor Group gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

         (h) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

         (i) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower, any of its officers, directors, stockholders or any principals thereof, or any member of the Guarantor Group of which it has notice, and which is a single claim in excess of $100,000, or which with other such claims in the aggregate exceeds $250,000 the outcome of which would reasonably be likely to have a materially adverse effect on the assets, business or financial condition of the Borrower or any member of the Guarantor Group, written notice thereof and the action being or proposed to be taken with respect thereto;

         (j) promptly upon becoming aware of any judgment or order for the payment of money entered against the Borrower or any member of the Guarantor Group, by any court, or a warrant of attachment or execution or similar process issued or levied against the property of the Borrower or any member of the Guarantor Group, which is a single judgment in excess of $100,000 or, which with other outstanding judgments against the Borrower and the Guarantor Group, in the aggregate exceeds $250,000 in value, written notice thereof and the action being or proposed to be taken with respect thereto;

         (k) from time to time, such other information about the Borrower or any member of the Guarantor Group as the Lender may request.

         5.2 Conduct of Business. The Borrower and each member of the Guarantor Group shall:

         (a) duly observe and comply in all material respects with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets, and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business, except where the failure to do so would not materially adversely effect the business of Borrower and the Guarantor Group taken as a whole;

         (b) maintain its corporate existence; and

         (c) when considered as a whole, remain engaged substantially in the business of manufacturing and marketing of asphalt roofing shingles.

         5.3 Maintenance and Insurance. The Borrower and each member of the Guarantor Group shall maintain its properties in good repair, working order and condition as required for the normal conduct of its business. The Borrower and each member of the Guarantor Group shall at all times maintain with financially sound and reputable insurers, liability and casualty insurance customary for companies engaged in businesses similar to that of the Borrower and each member of the Guarantor Group including in any event fire and extended coverage and theft, and any other insurance deemed necessary by the Lender, and, with respect to casualty insurance covering the Collateral, shall, in addition be in amounts, containing such terms, in such form, and for such periods as may be reasonably satisfactory to the Lender, such insurance to be payable to the Lender (as loss payee and additional insured) and the Borrower and/or any member of the Guarantor Group as applicable as their interests may appear. All such policies of insurance shall provide for no less than thirty (30) days written minimum cancellation notice to the Lender. In the event the Borrower or any member of the Guarantor Group fails to provide and maintain insurance as herein required, the Lender may, at its option, provide such insurance and charge the amount thereof to the Loan Account which amount shall bear interest at the rate specified herein for Prime Rate Loans. The Borrower shall furnish to the Lender certificates or other evidence reasonably satisfactory to the Lender of compliance with the foregoing insurance provisions. Any sums received by the Lender in payment of losses under such policy may be applied by the Lender to the payment or prepayment of any Obligation to the extent such sums exceed all then outstanding Obligations, with the balance, if any, remaining to be paid to the Borrower.

         5.4 Taxes. The Borrower and each member of the Guarantor Group shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties on or prior to the time when they become due unless any such tax, assessment or charge is being contested in good faith by appropriate proceedings and with adequate reserves established and maintained in accordance with GAAP provided no liens in the aggregate exceed $100,000.

         5.5 Commercial Finance Examinations, Verification of Accounts, Etc. The Borrower shall permit the Lender or its designees, at any time during normal business hours and upon verbal notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of the Borrower and each member of the Guarantor Group, (ii) examine and make copies of and take abstracts from the books and records of the Borrower and the Guarantor Group, (iii) discuss the affairs, finances and accounts of the Borrower and the Guarantor Group, employees and accountants and
(iv) arrange for verification of Accounts under reasonable procedures directly with the Borrower's accountants, the account debtors or by other methods. To the extent any of the foregoing is conducted as part of a commercial finance examination, the Borrower shall be obligated to reimburse the Lender in accordance with Section 9.2 hereof, but in any event Borrower shall not be obligated to reimburse Lender for fees and expenses incurred in connection with this Section 5.5 in any amount to exceed $2,500, annually.

         5.6 Maintenance of Books and Records. The Borrower and each member of the Guarantor Group shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP consistently applied and applicable law.

         5.7 Minimum Consolidated Tangible Net Worth As at the end of each of Borrower's fiscal quarters ending June 30, 1997 and thereafter, the Consolidated Tangible Net Worth shall not be less than $21,000,000.

         5.8. Maximum Consolidated Total Liabilities to Consolidated Tangible Net Worth As the end of each of Borrower's fiscal quarters ending June 30, 1997 and thereafter the ratio of (a) Consolidated Total Liabilities to (b) Consolidated Tangible Net Worth shall not exceed 1.5:1.0.

         5.9. Minimum Consolidated Fixed Charge Coverage Ratio As at the end of each of the Borrower's fiscal quarters, the Consolidated Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period shall be not less than the ratio specified below

         Fiscal Quarters Ended
         ---------------------
         March 31          1.0 :1
         June 30           1.25:1
         September 30      1.25:1
         December 31       1.0 :1

         5.10 Maximum Consolidated Capital Expenditures. During each of the Borrower's fiscal years the Consolidated Capital Expenditures for such period shall not exceed $2,000,000.

         5.11 Maximum Permitted Dividends The Borrower or any member of the Guarantor Group may distribute all dividends required by the Preferred Stock and Preference Stock of the Borrower and the Guarantor Group, which amounts accrue after the date of this Agreement provided that Borrower is in compliance with all other financial covenants and any other covenants hereunder at the time of such dividend distribution and remains in compliance with all other financial covenants and any other covenants hereunder subsequent to said dividend distribution. The Borrower or any member of the Guarantor Group shall not, without the prior consent of the Lender, provide for any such stock dividend distribution, which such dividends accrued but were unpaid prior to the date of this Agreement. Additionally, the Borrower or any member of the Guarantor Group shall not, without the prior consent of the Lender, provide for any dividends, whether accrued prior to or after the date of this Agreement, distributable to the Common Stock of the Borrower or any member of the Guarantor Group.

         5.12 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or consolidation will be done in accordance with GAAP.

         5.13 Maintenance of Accounts with Lender. Throughout the term of the Loans, the Borrower and each member of the Guarantor Group shall open and maintain all depository relationships, including without limitation all operating accounts with the Lender.

         5.14 Further Assurances At any time and from time to time the Borrower shall, and shall cause each member of the Guarantor Group to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Lender to effect the purposes of this Agreement and the other Loan Documents.

                                   SECTION VI

                               NEGATIVE COVENANTS

         So long as the Lender has any commitment to lend hereunder or any Loan or Letter of Credit or other Obligation remains outstanding, the Borrower covenants as follows:

         6.1 Indebtedness. Neither the Borrower nor any member of the Guarantor Group will create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

         (a) Indebtedness of the Borrower to the Lender or any of the Lender's Affiliates;

         (b) Normal trade Indebtedness and relating to the acquisition of goods and supplies;

         (c) Indebtedness secured by Permitted Liens;

         (d) Other Indebtedness not to exceed $250,000 in the aggregate at any time.

         6.2 Contingent Liabilities. Neither the Borrower nor any member of the Guarantor Group shall create, incur, assume, guarantee or remain liable with respect to any Guarantees other than the following:

         (a) Guarantees in favor of the Lender, or any of the Lender's
Affiliates;

         (b) Guarantees existing on the date of this Agreement and disclosed on
Schedule 6.2(b) hereto;

         (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

         (d) Guarantees with respect to surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) not exceeding $250,000 in the aggregate at any time; and

         (e) Guarantees of normal trade debt relating to the acquisition of goods and supplies.

         6.3 Liens. Neither the Borrower nor any member of the Guarantor Group shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("Liens"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("Permitted Liens"):

         (a)  Liens in favor of the Lender, or any of the Lender's Affiliates;

         (b) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

         (c) Landlords' non-consensual statutory or common law Liens in respect of rent not in default on property located at such landlord's leased premises, provided that such Liens have been waived or subordinated by such landlord in writing in favor of the Lender and its Affiliates, in form and substance satisfactory to the Lender;

         (d) Liens in respect of pledges or deposits under workers' compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; and statutory obligations incidental to the conduct of its business that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

         (e) Judgment liens in an amount exceeding $100,000 in the aggregate, that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay, or an appeal has been filed and is pending;

         (f)  Rights of lessors under capital leases;

         (g) easements, rights of way, restrictions and other similar charges relating to real property and not interfering in a material way with the ordinary conduct of its business; and

         (h) Liens in respect of any purchase money obligations for any equipment used in the business of the Borrower or the Guarantor Group which at any time outstanding shall not exceed $250,000 in the aggregate; provided that any such Lien shall not extend to property and assets of the Borrower or any member of such Guarantor Group not financed by such purchase money obligation.

         6.4 ERISA Neither the Borrower, the Guarantor Group nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Borrower pursuant to
Section 4068 of ERISA.

         6.5 Merger; Consolidation; Change of Control; Sale or Lease of Assets Other than as permitted by Section 7.2 of this Agreement, neither the Borrower nor the Guarantor shall sell, lease or otherwise dispose of its assets or properties, or liquidate, merge or consolidate into or with any other Person, or engage in or permit a Change of Control, provided however, any Subsidiary may
(i) merge or consolidate into or with any other wholly-owned Subsidiary of the Borrower or the Guarantor, and (ii) so long as the Borrower or the Guarantor is the surviving entity, merge into or consolidate with the Borrower or the Guarantor.

         6.6 Additional Stock Issuance Neither the Borrower nor the Guarantor shall permit any of its respective Subsidiaries to issue any additional shares of its capital stock or other equity securities, any option therefor or any securities convertible thereto other than to the Borrower or the Guarantor. Neither the Borrower nor the Guarantor shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except
(i) to the Borrower, the Guarantor, or any of its respective wholly-owned Subsidiaries, or (ii) in connection with a transaction permitted by Section 6.5.

         6.7 Transactions with Affiliates From and after the date of this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or its Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or its Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

         6.8 Sale and Leaseback. Without the prior written consent of the Lender, neither the Borrower nor the Guarantor shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to repurchase or lease such property or lease other property that it intends to use for substantially the same purpose as the property being sold or transferred.

         6.9 Investments. Other than Qualified Investments, without the prior written consent of the Lender, neither the Borrower nor any member of the Guarantor Group shall make or maintain any Investment (which, as defined herein, includes but is not limited to the direct or indirect purchase or other acquisition of any share of capital stock, partnership interest or other equity security of any other Person).

         6.10 Negative Pledge Agreements. The Borrower and the Guarantor Group shall not enter into any agreements, oral or written, with any Person, other than the Lender, which prohibits the Borrower or any member of the Guarantor Group from granting, or in any way restricts the Borrower's or any member of the Guarantor Group's ability to grant any Lien on any of the Borrower's or any member of the Guarantor Group's assets or property.

         6.11 Dividends and other Equity Distributions The Borrower and the Guarantor Group shall not make any distributions or dividend payments in excess of or other than those dividends permitted pursuant to Section 5.11 hereunder; however, upon the occurrence of an Event of Default and so long as any such event is continuing, the Borrower or any member of the Guarantor Group shall not pay any dividends on any class of its ownership interests or make any other distribution or payment on account of, or in redemption, retirement or purchase of, such ownership interest; provided that this Section shall not apply to (i) the issuance, delivery or distribution by the Borrower of shares of its ownership interests pro rata to its members and (ii) the purchase or redemption by the Borrower of its ownership interests with the proceeds of the issuance of additional shares of ownership interests.

         6.12 Loans to Employees, Directors, Officers, etc. The Borrower or any member of the Guarantor Group shall not make any loans or advances with the exception of loans or advances to any employee, director, officer or shareholder thereof, in the normal course of Borrower's business, which such loans or advances shall not exceed an aggregate outstanding amount of $100,000.

                                   SECTION VII

                               SECURITY AGREEMENT

         7.1 Creation of Security Interest. As collateral security for the payment and performance in full of the Obligations, the Borrower hereby assigns to the Lender all of its rights, title and interest in, and grants to the Lender a continuing security interest in all of the Borrower's Accounts and Inventory; all contract rights; all chattel paper; all other rights to the payment of money, including without limitation amounts due from affiliates, sales representatives, tax refunds, and insurance proceeds; all interest in goods as to which an account shall have arisen; all files, records (including without limitation computer programs, tapes and related electronic data processing software) and writings of the Borrower or in which it has an interest in any way relating to the foregoing property; all goods, instruments, documents of title, policies and certificates of insurance, chattel paper, deposits, cash or other property owned by the Borrower or in which it has an interest which are now or may hereafter be in the possession of the Lender or as to which the Lender may now or hereafter control possession by documents of title or otherwise; and any rights to retrieval from third parties of electronically processed and recorded information pertaining to any of the foregoing types of collateral; all deposit accounts; all property referenced herein wherever located and whether now existing or hereafter acquired or arising, and any and all additions, substitutions, accessions, Proceeds and products to, for or of any of the foregoing.

         7.2 Covenants Pertaining to Collateral. The Borrower covenants that:

         (a) Other than sales of Inventory or grants of licenses and other rights in the ordinary course of the Borrower's business for cash or an open account and on terms of payment ordinarily extended to its customers, the Borrower will not grant, assign or transfer any interest in, or otherwise encumber, any of the Collateral other than in favor of the Lender, or any of the Lender's Affiliates, except for Permitted Liens. The Borrower shall defend the Collateral against, and take any action reasonably necessary to remove any Liens other than Permitted Liens and defend the right, title and interest of the Lender in and to any of the Borrower's rights in the Collateral.

         (b) At the time any Account becomes subject to a security interest in favor of the Lender, such Account shall be a valid, legal and binding obligation of the account debtor named therein for goods sold or services theretofore performed by the Borrower, enforceable in accordance with its terms, but subject to returns in the ordinary course of business (which terms shall be expressly set forth on the face of the invoice applicable thereto).

         (c) It will keep all of its property and assets (the "Property") in good order and repair, subject to reasonable wear and tear, and will not use the same in violation of law or any policy of insurance thereon, and will pay promptly when due all taxes, assessments, or charges upon the Property and Collateral or for its use or operation.

         (d) All Inventory and other Property shall be located at one of the addresses set forth on Schedule 7.2(d) hereto or such other address as the Lender may consent to in writing, and the Borrower will not, without the Lender's prior written consent, remove any part thereof (except in connection with dispositions permitted under Section 7.2(a)). The Borrower's chief executive office and the place where its records concerning the Property or Collateral are kept is shown on the first page hereof, and the Borrower will not, without the Lender's prior written consent, change such chief executive office or remove such records.

         (e) At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower, the Borrower and the Guarantor will promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as the Lender may reasonably deem desirable in obtaining the full benefits of this Agreement and the other Loan Documents and of the rights and powers herein and therein granted either as to any one item or in the aggregate which by laws governing the perfection of the Lender's Lien in such property require the Lender's Lien to be noted thereon and applications appropriately completed and executed with respect thereto (which shall be delivered without request by the Lender), the filing of any financing or continuation statement under the Uniform Commercial Code in effect in any jurisdiction with respect to the liens and security interests granted hereby and thereby, and using its reasonable best efforts to obtain waivers from landlord's and mortgagees, if necessary on terms satisfactory to the Lender. The Borrower also hereby authorizes the Lender to file any such financing or continuation statement without the signature of the Lender to the extent permitted by applicable law. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Lender, duly endorsed in a manner satisfactory to it.

         (f) The Borrower will not change its name, identity or legal structure in any manner which might make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-402(7) of the Uniform Commercial Code (or any other then applicable provision of the Code) unless the Borrower shall have given the Lender at least 30 days prior written notice thereof and the Lender shall have received appropriate financing statements reflecting such change duly executed and duly filed in each jurisdiction in which UCC-1 filings are required in order to perfect the security interest granted by this Agreement in the Collateral and shall have taken all action (or made arrangements to take such action concurrently with such change if it is impossible to take such action in advance) necessary or reasonably requested by the Lender to amend such financing statements so that it is not seriously misleading.

         7.3     Reports, etc. Pertaining to Collateral.  The Borrower will:

         (a) Schedule of Accounts. Deliver to the Lender on or before the date of the initial Loan or Letter of Credit hereunder and within twenty (20) days after the end of each fiscal month thereafter and at such other intervals and for such periods as the Lender may request:

          (i) a schedule of accounts receivable which (A) shall be reconciled to the Collateral Update Certificate as of the last Business Day of the immediately preceding month, (B) shall set forth a detailed aged trial balance of all its then existing Accounts, specifying the names and balances due (and, upon the Lender's request, the address) for each account debtor obligated on an Account so listed, (C) shall set forth a detailed report of balances due from and rebates owing to account debtors, specifying the names and addresses of each account debtor, the balance due on each account debtor's Account and the amount of any rebate owed to that account debtor in the ordinary course of the Borrower's business; and

         (ii) if and when requested by the Lender, a schedule of the backlog of orders, which shall identify (by date of order, requested delivery date, dollar amount, account party and such other details as the Lender may reasonably request) each purchase order or contract received by the Borrower pertaining to goods not yet shipped by the Borrower

         (b) Schedule of Inventory. Deliver to the Lender on or before the date of the initial Loan or Letter of Credit hereunder and within twenty (20) days after the end of each fiscal month thereafter a schedule of Inventory as of the last Business Day of the immediately preceding month and at such other intervals and for such periods as the Lender may request, itemizing and describing the kind, type and quantity of Inventory and location and the Borrower's cost thereof.

         (c) Schedule of Letters of Credit. Deliver to the Lender on or before the date of the initial Loan or Letter of Credit hereunder, a Schedule of all Letters of Credit to be issued by the Lender, and thereafter at such other intervals and for such periods as the Lender may request.

         (d) Collateral Update Certificate. Deliver to the Lender a Collateral Update Certificate, substantially in the form of Exhibit C hereto, or in such other form as Lender may require, on or before the date of the initial Loan or Letter of Credit hereunder prepared as of the month end preceding such Loan or Letter of Credit and monthly within twenty (20) days after the end of each such preceeding month thereafter, prepared as of the close of business on the last Business Day of the immediately preceding month, and at such other intervals and for such periods, including daily and/or weekly reporting periods, as the Lender may request.

         (e) Collateral Values. Promptly notify the Lender of any information received by the Borrower relative to any of the Property or Collateral including the Inventory and the Accounts, the account debtors, or other persons obligated in connection therewith, which may in any way have a material adverse effect on the value of any of its property or the rights and remedies of the Lender in respect thereto;

         (f) Account Debtor Insolvency. Promptly notify the Lender when it obtains knowledge of actual or imminent Bankruptcy or other insolvency proceeding of any account debtor owing an aggregate of $100,000 or more to the Borrower;

         (g) Sales and Shipping Information. Deliver to the Lender, as the Lender may from time to time reasonably request, delivery receipts, customer's purchase orders, shipping instructions, bills of lading and any other evidence of shipping arrangements; and

         (h) Notice of Diminution in Value. Promptly notify the Lender of any return or adjustment in excess of $100,000, rejection, repossession and loss or damage of or to merchandise represented by the Accounts and of any credit adjustment or dispute arising in connection with the goods or services represented by the Accounts and the Borrowing Base shall be adjusted accordingly.

         7.4 Collection of Accounts and Adjustments. Until the Lender exercises its rights to collect the Accounts pursuant to Sections 7.5 or 7.6, the Borrower shall direct its account debtors to make payments directly to a lockbox maintained by the Lender and shall implement such collection controls as may be reasonably requested by the Lender from time to time. In the event any such payments are delivered directly to the Borrower or to a member of the Guarantor Group, all such payments, whether in the form of cash, checks, notes, or other instruments for the payment of money (properly endorsed or assigned where required to enable the collection of same), shall be held by the Borrower or such member of the Guarantor Group in trust for the Lender and segregated from other funds of the Borrower or such member of the Guarantor Group and delivered to the Lender.

         7.5 Credit of Proceeds of Collection. The Lender shall credit the proceeds of collection of Accounts received by the Lender to the Loan Account as of the date of receipt by the Lender; however, for the purpose of computing interest, payment shall not be considered to have been credited against any Loans until two (2) Business Days after receipt thereof by the Lender. All such proceeds of collection of Accounts shall be applied first to any Prime Rate Loans then outstanding, then to any LIBOR if on the date of such receipt, such date is the last day of the Interest Period applicable thereto. Such credits shall be conditional upon final payment in cash or solvent credits of the items giving rise to them. If any item is not so paid, the Lender, in its discretion, whether or not the item is returned, may either reverse any credit given for the item or debit the amount of the item from the deposits or other sums which may be due to the Borrower from the Lender. So long as no Event of Default has occurred which is continuing, upon elimination of any debit balance of the Loan Account relating to Prime Rate Loans, proceeds of collection and other receipts may then be credited to any deposit account which the Borrower may maintain with the Lender, or, if there is no such account, held pending instructions from the Borrower.

         7.6 Lender's Rights in Collateral.

         (a) After the occurrence of an Event of Default and so long as such an Event of Default is continuing, with respect to any Accounts, (i) the Borrower shall, at the request of the Lender, notify account debtors of the security interest of the Lender in any Account and that payment thereof is to be made directly to the Lender, and (ii) the Lender itself may, without notice to or demand upon the Borrower, so notify account debtors. The giving of such notification shall not affect the duties of the Borrower and each member of the Guarantor Group, described below with respect to proceeds of collections of Accounts received by the Borrower or any such member of the Guarantor Group. After the occurrence of an Event of Default and with respect to any Accounts, the Lender may, at its option and at any time, whether or not the Obligations are due, without notice or demand on the Borrower or the Guarantor Group (i) demand, collect, receipt for, settle, compromise, adjust, give discharges and releases, all as the Lender may reasonably determine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Accounts and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Lender may deem appropriate; (iv) receive, open and dispose of mail addressed to the Borrower or any members of the Guarantor Group and endorse checks, notes, drafts, acceptances, money orders, or other instruments or documents evidencing payment, on behalf of and in the name of the Borrower, or securing, or relating to such Accounts; and (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Accounts or the services which have given rise thereto, as fully and completely as though the Lender were the absolute owners thereof for all purposes.

         (b) After the occurrence of an Event of Default and so long as any such Event of Default is continuing, with respect to any Inventory, make, adjust and settle claims under any insurance policy related thereto.

         (c) In addition to the remedies provided for herein or otherwise available to the Lender, the Lender is hereby granted a license or other right to use, without charge, the Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and the Borrower's rights under all licenses and all franchise agreements shall inure to the Lender's benefit. The Lender shall not exercise any rights provided by this Section 7.6(c) unless an Event of Default has occurred and is continuing.

         Except as otherwise provided herein, the Lender shall have no duty as to the collection or protection of the Collateral nor as to the preservation of any rights pertaining thereto.

         7.7 Remedies.

         (a) In any jurisdiction where enforcement of rights hereunder is sought, the Lender shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the applicable Uniform Commercial Code. Upon the occurrence of an Event of Default (such default not having been previously cured to the reasonable satisfaction of the Lender) for so long as any part of the Obligations remain unpaid or unperformed, the Lender may, at its option, without notice or demand, declare all of the Obligations to be immediately due and payable and take immediate possession of the Collateral, and for that purpose enter upon any premises on which any of the Collateral is situated and remove the same therefrom or remain on such premises and in possession of such Collateral for purposes of conducting a sale or enforcing the rights of the Lender under this Agreement. The Borrower will, upon demand, make the Collateral available to the Lender at a place and time designated by the Lender which is reasonably convenient. After the occurrence of an Event of Default the Lender may collect and receive all income and proceeds in respect of the Collateral, exercise all rights of the Borrower with respect thereto, and apply the Collateral and any and all income and proceeds received by it hereunder to the payment of all Obligations to the Lender. The Lender may sell, lease or otherwise dispose of the Collateral at a public or private sale, with or without having the Collateral at the place of sale, and upon terms and in such manner as the Lender may determine in accordance with the provisions of the applicable Uniform Commercial Code, or other law, governing secured party sales, and the Lender may purchase any Collateral at any such sale. Unless the Collateral threatens to decline rapidly in value or is of the type customarily sold on a recognized market, the Lender shall give to the Borrower at least ten business days' prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sales or any other intended disposition thereof is to be made.

         (b) Upon the occurrence of an Event of Default and during its continuance, prior to any disposition of Collateral pursuant to this Agreement, the Lender may, at its option, cause any of the Collateral to be repaired, reconditioned, but not upgraded unless mutually agreed, in such manner and to such extent as to make saleable, and any reasonable sums expended therefor by the Lender shall be repaid by the Borrower and become part of the Obligations secured hereby; the Lender shall have the right to enforce one or more remedies hereunder successively or concurrently, and any such action shall not stop or prevent the Lender from pursuing any further remedy which it may have hereunder or by law.

         (c) The Lender shall be entitled to retain and to apply the proceeds of such sale to: (i) all sums secured hereby; and (ii) its reasonable expenses of retaking, holding, protecting and maintaining, and preparing for sale and selling the Collateral, together with interest on such expenses at the rate specified for Prime Rate Loans in, and in accordance with, this Agreement, including reasonable attorney's fees and other legal expenses incurred by it in connection therewith. If a sufficient sum is not realized from any such disposition of Collateral to pay all Obligations secured by this Agreement, the Borrower hereby promises and agrees to pay to the Lender any deficiency.

         7.8 Waivers. Except as otherwise provided herein, the Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notice of any description. With respect to both the Obligations and the Collateral, the Borrower assents to any extension or postponement of the time of payment or any other forgiveness or indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Lender may deem advisable. The Lender may exercise any rights with respect to the Collateral without resorting, or regard, to other collateral or sources of reimbursement for the Obligations.

                                  SECTION VIII

                                    DEFAULTS

         8.1 Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

         (a) The Borrower shall fail to pay when due (i) any amount of principal or interest on any Loans, including but not limited to amounts due under Section 7.7, (ii) any amount required to be prepaid under Section 2.17, or (iii) any fees or expenses payable hereunder within three Business Days of the due date therefor; or

         (b) The Borrower shall fail to perform any term, covenant or agreement contained in Sections 5.1(g), 5.2(b) and (c), 5.3, 5.4, 5.5, 5.7 through 5.11,
Section VI, 7.2, 7.3(a)-(e), or 7.4; or

         (c) The Borrower shall fail to perform any term, covenant or agreement contained in Section 5.2(a) or Sections 7.3(f)-(h) and such default shall continue for 30 days; or

         (d) The Borrower shall fail to perform any term, covenant or agreement (other than in respect of subsections 8.1(a) through (c) hereof) contained in this Agreement and such default shall continue for 30 days after notice to the Borrower from the Lender; or

         (e) Any representation or warranty of the Borrower or any member of the Guarantor Group made in this Agreement or any other Loan Document or in any certificate delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

         (f) There shall occur any material adverse change in the assets, liabilities, financial condition, business or prospects of the Borrower or of the Guarantor Group, considered as a whole; or

         (g) The Borrower or any member of the Guarantor Group shall fail to pay at maturity, or within any applicable period of grace, (i) any other Indebtedness to the Lender or any of the Lender's Affiliates, or (ii) any Indebtedness to any other Person, or fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity, which such failure in the case of the Guarantor Group, shall have a material adverse effect on the Guarantor Group as a whole; or

         (h) The Borrower or any member of the Guarantor Group shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) discontinue its business or make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to Bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under such Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing, which such events in the case of the Guarantor Group, shall have a material adverse effect on the Guarantor Group as a whole; or

         (i) A proceeding or case shall be commenced, without the application or consent of the Borrower or any member of the Guarantor Group in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to Bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days following institution thereof; or an order for relief shall be entered in an involuntary case under such Bankruptcy Code, against the

Borrower or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any member of the Guarantor Group similar to any of the foregoing shall be taken with respect to the Borrower or any member of the Guarantor Group and shall continue unstayed and in effect for any period of 60 days, and which such events in the case of the Guarantor Group, shall have a material adverse effect on the Guarantor Group as a whole; or

         (j) A judgment or order for the payment of money shall be entered against the Borrower or any member of the Guarantor Group by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any member of the Guarantor Group, which is a single judgment in excess of $100,000 or which with other outstanding judgments against the Borrower and the Guarantor Group, in the aggregate exceeds $250,000 in value and (i) such judgment, order, warrant or process shall continue undischarged or unstayed for 60 days, or pursuant to which an appeal has been filed and is pending (ii) proceedings to foreclose any lien, attachment or charge which may attach as security therefor shall be commenced, or (iii) any property of the Borrower or the Guarantor Group shall have been seized or otherwise charged in satisfaction thereof; or

         (k) The Borrower or any member of the Guarantor Group or any member of the Controlled Group shall fail to pay when due any amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any of the members of the Guarantor Group, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower of any member of the Guaranty Group and such proceedings shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated.

         (l) Richard Maloof ceases to hold his current position with the Borrower.

         8.2 Remedies. Upon the occurrence of an Event of Default described in subsections 8.1(h) and (i), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the Lender's option and upon the Lender's declaration:

         (a) The Lender's commitment to make any further Loans or consider applications for Letters of Credit hereunder shall terminate;

         (b) The unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

         (c) The Lender may exercise any and all rights it has under this Agreement or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce the Lender's rights by any action at law, in equity or other appropriate proceeding.

                                   SECTION IX

                                  MISCELLANEOUS

         9.1 Notices. All notices, requests and demands to or upon the Borrower or the Lender shall be deemed to have been duly given or made: if by telecopy, telex, telegram or by hand, immediately upon sending or delivery; if by any overnight delivery service, one (1) day after dispatch; and if mailed by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

         (a)  If to the Borrower:

         Bird Incorporated
         1077 Pleasant Street
         Norwood, Massachusetts  02062
         Attention:  Richard C. Maloof, President
         Telephone:  (617) 551-0656, Ext. 111
         Facsimile:   (617) 769-0434

         (b)  If to the Lender:

         Fleet National Bank
         One Federal Street
         Boston, Massachusetts  02210
         Attention:  Thomas E. Hjerpe, Vice President
         Telephone:   (617) 346-0509
         Facsimile:   (617) 346-1558

         (c)  With a copy to:

         Hinckley, Allen & Snyder
         One Financial Center, Suite 4600
         Boston, Massachusetts  02111
         Attention:  Frank A. Segall, Esq.
         Telephone:    (617) 345-9000
         Facsimile:    (617) 345-9020

         9.2 Expenses; Indemnification.

         (a) The Borrower shall, on demand, pay or reimburse the Lender for all reasonable expenses (including attorneys' fees of outside counsel or allocation costs of in-house counsel) incurred or paid by the Lender in connection with the preparation, negotiation and closing of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby shall be consummated) and all reasonable expenses (including attorneys' fees of outside counsel or allocation costs of in-house counsel) incurred or paid by the Lender in connection with the administration of this Agreement and the other Loan Documents and any amendments, waivers, consents and the like with respect thereto, any appraisals of the Collateral, and with the enforcement of any Obligation of the Borrower or exercise of any right of the Lender. The Borrower shall, on demand, pay or reimburse the Lender for all expenses (including the allocation costs of the Lender's employees) incurred in connection with all commercial finance examinations of the Borrower and the Guarantor Group conducted by the Lender. All expenses under this Section 9.2 shall be itemized in reasonable detail by the Lender.

         (b) The Borrower will indemnify the Lender, its directors, officers and employees and each other Person, if any, who controls the Lender, and will hold the Lender and such other Persons harmless from and against any and all claims, damages, losses, liabilities, judgments and expense (including, without limitation, all reasonable fees and expenses of counsel and all expenses of litigation or preparation therefor) which the Lender or such other Persons may incur or which may be asserted against the Lender or such other Persons in connection with or arising out of any investigation, litigation or proceeding involving the Borrower or any member of the Guarantor Group, officer, director or any Affiliate of the Borrower or any such member (including compliance without contesting of any subpoenas or other process issued against the Lender, or any director, officer or employee of the Lender, or any Person, if any, who controls the Lender in any proceeding involving the Borrower or any member of the Guarantor Group, member or any Affiliate of the Borrower or any such member), whether or not the Lender is party thereto, other than claims, damages, losses, liabilities or judgments with respect to any matter as to which the Lender or such other Person seeking indemnity shall have been finally adjudicated not to have acted in good faith.

         9.3 Set-Off. Regardless of the adequacy of the Collateral, any deposits or other sums, at any time credited by or due from the Lender to the Borrower may at any time be applied to or set off against Obligations on which the Borrower is primarily liable and may at or after the maturity thereof be applied to or set off against Obligations on which the Borrower is secondarily liable.

         9.4 Term of Agreement; Post-Termination Letters of Credit. This Agreement shall continue in force and effect so long as the Lender has any commitment to make Loans hereunder or any Loan, Letter of Credit or any other Obligation hereunder shall be outstanding. To the extent that any Letter of Credit will remain outstanding after the Termination Date, the Borrower shall, on or prior to the Termination Date, pay to the Lender, in same day funds, an amount equal to the aggregate face amount of all such Letters of Credit to be held by the Lender as security for the payment of any amounts which may thereafter become due under such Letters of Credit.

         9.5 No Waivers. No failure or delay by the Lender in exercising any right, power or privilege hereunder or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

         9.6 Governing Law. This Agreement shall be deemed to be a contract made under seal and shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

         9.7 Amendments. Neither this Agreement nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Lender and, in the case of amendments, by the Borrower.

         9.8 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign or transfer its rights hereunder. The Lender may assign all of its rights and obligations hereunder without the consent of the Borrower. The Lender may sell, transfer or grant participations in the Loans and Letters of Credit without the prior written consent of the Borrower and the Borrower agrees that any transferee or participant shall be entitled to the benefits of Sections 2.10, 5.5, 9.2 and 9.3 to the same extent as if such transferee or participant were the Lender hereunder; provided that notwithstanding any such transfer or participation, the Borrower may, for all purposes of this Agreement, treat the Lender as the person entitled to exercise all rights hereunder and to receive all payments with respect thereto.

         9.9 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

         9.10 Severability. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

         9.11 Captions. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

         9.12 Assignments and Participations.

         (a) Assignments. The Lender may at any time assign all, or a portion, of its rights, interests and duties with respect to its commitment to make Loans hereunder to one or more Lenders or other financial institutions, or any Affiliate thereof, (each, an "Assignee") on such terms, as between the Lender and each Assignee, as the Lender may deem appropriate, and such Assignee shall assume such rights, interests and duties pursuant to an instrument executed by such Assignee and the Lender, or, in the case of a partial assignment by the Lender, pursuant to an amended and restated form of this Agreement, and for this purpose the Lender may make available to each of its potential Assignees such information relating to the Borrower and the Guarantor Group, this Agreement and the transactions contemplated hereby as the Lender may deem necessary or desirable. Upon notice to the Borrower of an assignment in full of the Lender's rights, interests and duties hereunder to an Assignee, such Assignee shall have all the rights, interest and duties of the Lender hereunder with a commitment to make Loans as set forth in herein, and the Lender shall be released from its obligations hereunder in full without the requirement of any further consent or action by the Borrower.

         (b) Participations. In addition to its rights to assign all or any portion of its commitment hereunder pursuant to the foregoing subsection (a) of this Section 9.12, the Lender may sell participations in the Loans and the Letters of Credit to one or more Lenders or other financial institutions, or any Affiliate thereof, on such terms as the Lender may deem appropriate, and for this purpose the Lender may make available to each potential participant such information relating to the Borrower and the Guarantor Group, this Agreement and the transactions contemplated hereby as the Lender may deem necessary or desirable.

         9.13 Entire Agreement. This Agreement and the documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

         9.14 JURY WAIVER. EACH OF THE BORROWER AND THE LENDER AGREE THAT NEITHER OF THEM, NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BORROWER AND THE LENDER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BORROWER NOR THE LENDER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as an instrument under seal as of the day and year first above written.


                                                     BORROWER:
WITNESSED:                                           BIRD INCORPORATED


/s/Leslie Muldowney                                  By:/s/R. C. Maloof
----------------------------                            ------------------------
                                                         Name:
                                                         Title: President


                                                     LENDER:
WITNESSED:                                           FLEET NATIONAL BANK


/s/Leslie Muldowney                                  By:/s/Thomas E. Hjerpe
----------------------------                            ------------------------
                                                         Name:
                                                         Title: Vice President

                                    EXHIBIT A

                                        *

                              REVOLVING CREDIT NOTE

$15,000,000                                                  ____________, 199__
                                                           Boston, Massachusetts

         For value received, the undersigned hereby promises to pay to Fleet National Bank (the "Lender"), or order, at One Federal Street, Boston, Massachusetts 02110, or such other place as the Lender may designate, the principal amount of Fifteen Million Dollars ($15,000,000) or such lesser amount as shall equal the principal amount outstanding hereunder on the Termination Date, as defined in the Agreement referenced below, and when the principal balance hereof is otherwise due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms of the Agreement, in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal balance hereof from time to time outstanding, at said place and in like money and funds. Interest shall be payable in the manner, on the dates and at the rates specified in that certain Revolving Credit and Security Agreement dated the date hereof by and between the undersigned and the Lender (herein, as the same may from time to time be amended or extended, referred to as the "Agreement"). All principal remaining unpaid and any accrued but unpaid interest shall in any event be due and payable on the Termination Date.

         This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of the Agreement but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided.

         As provided in the Agreement, this Note is secured by certain personal property of the undersigned and is subject to mandatory prepayment in certain circumstances.

         In case an Event of Default (as defined in the Agreement) shall occur, the aggregate unpaid principal of and accrued interest on this Note shall become or may be declared to be due and payable in the manner and with the effect provided in the Agreement.

         The undersigned may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Agreement.

         The undersigned maker hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

         This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

         IN WITNESS WHEREOF, the undersigned has caused its duly authorized officer to execute and deliver this Note as of the date first written above.


WITNESSED:                                                    *


_________________________________         By:___________________________________

_________________________________            ___________________________________
              Print Name                                Print Name

                                          Title:_______________________________

                                          [SEAL]

                                    EXHIBIT B

                                        *

                             COMPLIANCE CERTIFICATE


         This Certificate is furnished pursuant to Section 5.1(c) of the Revolving Credit and Security Agreement dated as of BIRD INCORPORATED (the "Borrower") and Fleet National Bank, as amended from time to time (the "Agreement"). Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Agreement.

         As required by Section 5.1[(a), (b)] of the Agreement, consolidated financial statements of the Borrower and the Guarantor Group for the [year/quarter] ended ____________________, 199__ (the "Financial Statements") prepared in accordance with generally accepted accounting principles consistently applied accompany this Report. The Financial Statements present fairly the consolidated financial position of the Borrower and the Guarantor Group as at the date thereof and the consolidated results of operations of the Borrower and the Guarantor Group for the period covered thereby (subject only to normal recurring year-end adjustments).

         The figures set forth in Schedule A for determining compliance by the Borrower with the financial covenants contained in the Agreement are true and complete as of the date hereof.

         The activities of the Borrower and the Guarantor Group during the period covered by the Financial Statements have been reviewed by the [President/Treasurer/Chief Accounting Officer] or by employees or agents under his or her immediate supervision. Based on such review, to the best knowledge and belief of the [President/Treasurer/Chief Accounting Officer], and as of the date of this Certificate, no Default has occurred. (1)

         WITNESS my hand this ____ day of ____________, 199__

                                          BIRD INCORPORATED


                                          By:__________________________________
                                          Name:________________________________
                                          Title:_______________________________



______________________


(1)  If a Default has occurred, this
     paragraph is to be modified with an
     appropriate statement as to the
     nature thereof, the period of
     existence thereof and what action
     the Borrower has taken, is taking,
     or proposes to take with respect
     thereto.

                                   SCHEDULE A

                                       to
                                    EXHIBIT B

                                        *
                         COVENANT COMPLIANCE CERTIFICATE
                          FOR PERIOD ENDED ___________


Section 5.7  Minimum Tangible Net Worth

    Requirement:  $21,000,000 Minimum

    Actual:


Section 5.8  Maximum Total Liabilities to Tangible Net Worth

    Requirement:  1.5:1

    Actual:


Section 5.9  Minimum Fixed Charge Coverage Ratio

     Fiscal Quarter Ended               Minimum Ratio Required     Actual Ratio

     March 31                           1.0  :1
     June 30                            1.25 :1
     September 30                       1.25 :1
     December 31                        1.0  :1

Section 5.10  Maximum Capital Expenditures

     Fiscal Year Ended                  Maximum Allowed Amount     Actual Amount

     December 31, 1997                  $2,000,000
     December 31, 1998                  $
     December 31, 1999